EXHIBIT 5.1

First Energy                                                                             76 South Main Street
                                                                                   Akron, Ohio 44305

                    March 27, 2007

The Cleveland Electric Illuminating Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

Re:       The Cleveland Electric Illuminating Company,
                             Registration Statement on Form S-3

Ladies and Gentlemen:

I am Associate General Counsel of FirstEnergy Corp., an Ohio corporation (“FirstEnergy”). This opinion is furnished to you in connection with the registration, pursuant to the registration statement on Form S-3 (Registration No. 333-138101) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by The Cleveland Electric Illuminating Company, an Ohio corporation and a wholly owned electric utility operating subsidiary of FirstEnergy (the “Company”), of $250 million aggregate principal amount of the Company’s 5.70% Senior Notes due 2017 (the “Senior Notes”) issued under an Indenture (the “Indenture”), dated as of December 1, 2003, between the Company and The Bank of New York Trust Company, N.A., as successor trustee to JPMorgan Chase Bank (the “Trustee”) and sold pursuant to the terms of an Underwriting Agreement, dated March 22, 2007 (the “Underwriting Agreement”), by and among the Company and Greenwich Capital Markets, Inc. and KeyBanc Capital Markets, a division of McDonald Investments Inc., as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”).

In connection with this opinion, I or persons under my supervision and control have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein, the base prospectus, dated October 31, 2006, forming a part of the Registration Statement, as supplemented by the prospectus supplement, dated March 22, 2007, filed with the Commission pursuant to Rule 424(b) of the Act relating to the Senior Notes (as so supplemented, the “Prospectus”), the Indenture, the form of the Senior Notes, the Underwriting Agreement, the Company’s Amended Articles of Incorporation, the Company’s Amended and Restated Code of Regulations and the minutes of meetings of the Board of Directors of the Company authorizing the issuance and sale of the Senior Notes. In addition, I or persons under my supervision and control have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other instruments, certificates, records and documents and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such review, I have also relied upon a certificate of an officer of the Trustee as to the Trustee’s due authorization, execution and delivery of the Indenture and the authentication of the Senior Notes and have assumed that, except for documents signed by officers of the Company, the signatures on all documents examined by me or persons under my supervision and control are genuine, which assumptions I have not independently verified.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Senior Notes have been validly issued and constitute valid and binding obligations of the Company.

I am a member of the bar of the State of Ohio, and this opinion is limited to the laws of the State of Ohio.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Gary D. Benz
Gary D. Benz
Associate General Counsel